Exhibit (a)(1)

Put Right Notice
To Holders of
0.25% Convertible Senior Notes due 2028
Issued by
LI AUTO INC.
CUSIP No. 50202M AB8

Reference is made to that certain Indenture, dated as of April 12, 2021 (the “Indenture”), by and between Li Auto Inc. (the “Company”) and Deutsche Bank Trust Company Americas, as trustee and paying agent (the “Trustee” and the “Paying Agent”), for the Company’s 0.25% Convertible Senior Notes due 2028 (the “Notes”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Indenture.

Notice is hereby given pursuant to Section 15.01 of the Indenture that, at the option of each holder of the Notes (the “Holder”), the Company will repurchase such Holder’s Notes or any portion of the principal thereof that is equal to US$1,000 or an integral multiple thereof at a purchase price (the “2026 Repurchase Price”) equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, May 1, 2026, which is the date specified for repurchase in the Indenture (the “2026 Repurchase Date”), subject to the terms and conditions of the Indenture, the Notes, and this Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Right”). To exercise its Put Right, a Holder must deliver a 2026 Repurchase Notice (as further described in this Put Right Notice) at any time between 9:00 a.m., New York City time, on Friday, March 27, 2026 and 5:00 p.m., New York City time, on Wednesday, April 29, 2026 (the “Expiration Date”), which is the second Business Day immediately preceding the 2026 Repurchase Date.

To exercise your Put Right and receive the 2026 Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026, which is the second Business Day immediately preceding the 2026 Repurchase Date, by complying with the withdrawal procedures of DTC. The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a 2026 Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Put Right.

The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Paying Agent is

Deutsche Bank Trust Company Americas

and for purposes of this Put Right Notice, the address is:

By Mail or Overnight Courier:	For Information or Confirmation by Telephone:
Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc 5022 Gate Parkway Suite 200 MS JCK01-218 Jacksonville, FL 32256 United States of America	+1 (800) 735-7777
For Information or Confirmation by Email:
db.reorg@db.com

Additional copies of this Put Right Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: March 27, 2026

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
IMPORTANT INFORMATION CONCERNING THE PUT RIGHT	6

1.	Information Concerning the Company	6
2.	Information Concerning the Notes	6

2.1	Interest	6
2.2	The Company’s Obligation to Purchase the Notes	6
2.3	Repurchase Price	6
2.4	Source of Funds	7
2.5	Conversion Rights of the Notes	7
2.6	Market for the Notes and the Company’s ADSs	7
2.7	Redemption	8
2.8	Ranking	8

3.	Procedures to Be Followed by Holders Electing to Exercise the Put Right	8

3.1	Method of Delivery	8
3.2	Agreement to Be Bound by the Terms of the Put Right	9
3.3	Exercise of Put Right; Delivery of Notes.	10

4.	Right of Withdrawal	11
5.	Payment for Surrendered Notes	11
6.	Notes Acquired	11
7.	Plans or Proposals of the Company	12
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	12
9.	Agreements Involving the Company’s Securities	12
10.	U.S. Federal Income Tax Considerations	13
11.	Additional Information	15
12.	No Solicitation	15
13.	Definitions	15
14.	Conflicts	15

Annex A	A-1

No person has been authorized to give any information or to make any representation other than those contained in this Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Notice is accurate as of any date other than the date on the front of this Put Right Notice. This Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Put Right Notice shall not under any circumstances create any implication that the information contained in this Put Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Holder as to whether or not to exercise the Put Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Right. To understand the Put Right fully and for a more complete description of the terms of the Put Right, we urge you to carefully read the remainder of this Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Indenture.

Who is offering to purchase my Notes?

Li Auto Inc., a Cayman Islands company (the “Company”), is obligated to purchase those 0.25% Convertible Senior Notes due 2028 with respect to which you validly exercise your Put Right. (Page 6)

Why is the Company offering to purchase my Notes?

The right of each Holder of the Notes to require the Company to purchase such Holder’s Notes pursuant to the Put Right at the time described in this Put Right Notice is a term of the Notes and has been a right of the Holders from the time the Notes were issued on April 12, 2021. We are required to repurchase the Notes of any Holder that exercises its Put Right pursuant to the terms of the Notes and the Indenture. (Page 6)

Which of the Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered (and not withdrawn) by any Holder through the facilities of, and in accordance with the procedures of, the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026. As of March 26, 2026, US$862,500,000 in aggregate principal amount of the Notes was outstanding. The Notes were issued under the Indenture, dated as of April 12, 2021 (the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee and paying agent (the “Trustee” and the “Paying Agent”). The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a 2026 Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Put Right. (Page 6)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, May 1, 2026 (the “2026 Repurchase Price”), with respect to any and all Notes validly surrendered for repurchase and not withdrawn; provided that such accrued and unpaid interest (if any) will not be paid to the Holder submitting the Notes for repurchase on May 1, 2026 but will be paid to the Holder of record as of 5:00 p.m., New York City time, on Wednesday, April 15, 2026. (Pages 6-7)

How much accrued and unpaid interest will the Company pay as part of the 2026 Repurchase Price?

None. Pursuant to the terms of the Indenture and the Notes, the next interest payment date for the Notes is Friday, May 1, 2026. Accordingly, on May 1, 2026, the Company will pay accrued and unpaid interest on all of the Notes through April 30, 2026 to all Holders who were Holders of record as of 5:00 p.m., New York City time, on Wednesday, April 15, 2026, regardless of whether the Put Right is exercised with respect to such Notes. As a result, on May 1, 2026, which is the date specified in the Indenture for repurchase (the “2026 Repurchase Date”), there will be no accrued and unpaid interest on the Notes. (Pages 6-7)

Can the Company redeem the Notes?

Subject to the provisions of the Indenture, the Company may, at its option, on not less than 30 Scheduled Trading Days’ nor more than 40 Scheduled Trading Days’ prior notice, redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a change in tax law at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture. (Page 8)

What are my rights to convert my Notes?

Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Note (i) further subject to satisfaction of the conditions described in Section 14.01(b) of the Indenture, at any time prior to 5:00 p.m., New York City time, on Friday, October 29, 2027 (i.e., the Business day immediately preceding November 1, 2027), and (ii) regardless of the conditions described in Section 14.01(b) of the Indenture, on or after November 1, 2027 and prior to 5:00 p.m., New York City time on the second Scheduled Trading Day immediately preceding May 1, 2028, in each case, at an initial conversion rate of 35.2818 ADSs (subject to certain adjustments, the “Conversion Rate”) per US$1,000 principal amount of Notes (the “Conversion Obligation”). If a Holder has already delivered a 2026 Repurchase Notice or a Fundamental Change Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time. (Page 7)

How will the Company fund the purchase of the Notes?

The Company plans to use its cash balance as of the 2026 Repurchase Date to fund the purchase of the Notes. The Company does not currently have alternative financing plans or arrangements as it has sufficient cash on hand to pay the total amount of the 2026 Repurchase Price for the Notes. (Page 7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Right. The value of the Notes upon exercise of the conversion right will be based on the applicable conversion rate for the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Pages 7-8)

What does the board of directors of the Company think of the Put Right?

The board of directors of the Company has not made any recommendation as to whether you should exercise the Put Right. You must make your own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised. (Page 7)

When does the Put Right expire?

Your right to exercise the Put Right expires at 5:00 p.m., New York City time, on Wednesday, April 29, 2026 (the “Expiration Date”), which is the second Business Day immediately preceding the 2026 Repurchase Date. We may extend the period that Holders have to exercise the Put Right, but we do not currently expect to do so unless required by U.S. federal securities law. If we extend such period, we will publicly disclose the new expiration date by issuing a press release and filing an amendment to the Schedule TO. (Page 6)

What are the conditions to the purchase by the Company of the Notes?

Our purchase of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Put Right Notice being satisfied. (Page 6)

How do I exercise the Put Right?

The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Right with respect to your Notes held through DTC, prior to 5:00 p.m., New York City time, on the Expiration Date, in the following manner

•	If your Notes are held through a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to exercise the Put Right and instruct such nominee to exercise the Put Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”) before 5:00 p.m., New York City time, on the Expiration Date; or

•	If you are a DTC participant and hold your Notes through DTC directly, you must surrender your Notes electronically through ATOP before 5:00 p.m., New York City time, on the Expiration Date, subject to the terms and procedures of ATOP, if you desire to exercise the Put Right.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Put Right and holds physical certificates evidencing such Notes must complete and sign a 2026 Repurchase Notice in the form attached hereto as Annex A (a “2026 Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed 2026 Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Right set forth in this Put Right Notice. (Page 10)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL 2026 Repurchase Notice.

If I exercise the Put Right, when will I receive payment for my Notes?

We will deposit with the Paying Agent, on or prior to 10:00 a.m., New York City time, on Friday, May 1, 2026, which is the 2026 Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the 2026 Repurchase Price, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you. (Page 11)

Until what time may I withdraw my previous exercise of the Put Right?

You may withdraw your exercise of the Put Right with respect to any Notes prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026, which is the second Business Day immediately preceding the 2026 Repurchase Date. (Page 11)

How do I withdraw my previous exercise of the Put Right?

To withdraw your previous exercise of the Put Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026, which is the second Business Day immediately preceding the 2026 Repurchase Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which a 2026 Repurchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the 2026 Repurchase Notice, which portion must be in principal amounts of US$1,000 or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Trustee prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026. (Page 11)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL.

Do I need to do anything if I do not wish to exercise the Put Right?

No. If you do not exercise the Put Right before the expiration of the Put Right, we will not purchase your Notes on the 2026 Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 8)

If I choose to exercise the Put Right, do I have to exercise the Put Right with respect to all of my Notes?

No. You may exercise the Put Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Right with respect to a portion of your Notes, you must exercise the Put Right with respect to such Notes for a principal amount of US$1,000 or an integral multiple thereof. (Page 6)

If I do not exercise the Put Right, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Put Right, your conversion rights will not be affected. You will continue to have the conversion rights subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Page 7)

If I exercise the Put Right, will my receipt of cash for Notes with respect to which I exercised the Put Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to an exercise of the Put Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the U.S. federal income tax considerations to you of the receipt of cash for the Notes pursuant to an exercise of the Put Right. (Pages 13-15)

Who is the Paying Agent?

Deutsche Bank Trust Company Americas, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Right. Its address and telephone number are set forth on the front cover page of this Put Right Notice.

Whom can I talk to if I have questions about the Put Right?

Questions and requests for assistance in connection with the exercise of the Put Right may be directed to the Paying Agent at the address, telephone number, and email address set forth on the cover page of this Put Right Notice.

IMPORTANT INFORMATION CONCERNING THE PUT RIGHT

1.            Information Concerning the Company. The Company is a leader in China’s new energy vehicle market. The Company designs, develops, manufactures, and sells premium smart electric vehicles.

The Company was incorporated in the Cayman Islands in April 2017 and its ADSs began trading on the Nasdaq Global Select Market since July 30, 2020. The Company’s ADSs are currently traded under the ticker symbol “LI.” The Company’s Class A ordinary shares have been listed on the Stock Exchange of Hong Kong Limited since August 12, 2021 under the stock code “2015.” The Company’s principal executive offices are located at 11 Wenliang Street, Shunyi District, Beijing 101399, People’s Republic of China and its telephone number is +86 (10) 8742-7209. The Company’s registered office in the Cayman Islands is located P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

2.            Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on May 1, 2028.

2.1            Interest. The Notes bear cash interest at the rate of 0.25% per year from, and including, April 12, 2021, or from, and including, the most recent date to which interest has been paid or duly provided. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2021, to Holders of record at the close of business on the preceding April 15 and October 15 (whether or not such day is a Business Day), respectively. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. Unless the Company fails to make the payment of the 2026 Repurchase Price for Notes for which a 2026 Repurchase Notice has been submitted and not properly withdrawn, such Notes will no longer be outstanding and interest on the Notes will cease to accrue on and after the 2026 Repurchase Date.

2.2            The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Indenture and the Notes, on May 1, 2026, which is the 2026 Repurchase Date, the Company is obligated to purchase all Notes for which the Put Right has been timely exercised and not withdrawn by the Holders. This Put Right will expire at 5:00 p.m., New York City time, on Wednesday, April 29, 2026, the Expiration Date, which is the second Business Day immediately preceding the 2026 Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Right to do so by 5:00 p.m., New York City time, on the Expiration Date. We may extend the period that Holders have to exercise the Put Right, but we do not currently expect to do so unless required by U.S. federal securities law. If we extend such period, we will publicly disclose the new expiration date by issuing a press release and filing an amendment to the Schedule TO. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the 2026 Repurchase Date. The purchase by the Company of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Put Right Notice being satisfied. You may only exercise the Put Right with respect to Notes in principal amounts equal to US$1,000 or integral multiples thereof.

2.3            Repurchase Price. The 2026 Repurchase Price to be paid by the Company with respect to any and all Notes validly surrendered for repurchase and not withdrawn on the 2026 Repurchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, May 1, 2026; provided that such accrued and unpaid interest (if any) will not be paid to the Holder submitting the Notes for repurchase on May 1, 2026 but will be paid to the Holder of record as of 5:00 p.m., New York City time, on Wednesday, April 15, 2026. Pursuant to the terms of the Indenture and the Notes, on May 1, 2026, which is the 2026 Repurchase Date, the Company will pay accrued and unpaid interest on all of the Notes through April 30, 2026, to all Holders who were Holders of record as of 5:00 p.m., New York City time, on Wednesday, April 15, 2026, regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on May 1, 2026. The 2026 Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

The 2026 Repurchase Price, which will be paid in cash, is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the ADSs. Thus, the 2026 Repurchase Price may be significantly greater or less than the market price of the Notes on the 2026 Repurchase Date. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the ADSs before making a decision whether to exercise the Put Right.

None of the Company, its board of directors, or its executive management is making any recommendation to Holders as to whether to exercise the Put Right or refrain from exercising the Put Right. Each Holder must make such Holder’s own decision whether to exercise the Put Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Right should be exercised.

2.4            Source of Funds. If the Put Right is exercised for any Notes, the Company plans to use its cash balance as of the 2026 Repurchase Date to pay the 2026 Repurchase Price for the Notes. The Company does not currently have alternative financing plans or arrangements as it has sufficient cash on hand to pay the total amount of the 2026 Repurchase Price for the Notes.

2.5            Conversion Rights of the Notes. Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Note (i) further subject to satisfaction of the conditions described in Section 14.01(b) of the Indenture, at any time prior to 5:00 p.m., New York City time, on Friday, October 29, 2027 (i.e., the Business day immediately preceding November 1, 2027), and (ii) regardless of the conditions described in Section 14.01(b) of the Indenture, on or after November 1, 2027 and prior to 5:00 p.m., New York City time on the second Scheduled Trading Day immediately preceding May 1, 2028, in each case, at an initial conversion rate of 35.2818 ADSs (subject to certain adjustments) per US$1,000 principal amount of Notes. If a Holder has already delivered a 2026 Repurchase Notice or a Fundamental Change Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time.

2.6            Market for the Notes and the Company’s ADSs. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. As of March 26, 2026, US$862,500,000 in aggregate principal amount of the Notes was outstanding.

The Company’s ADSs into which the Notes are convertible are listed on the Nasdaq Global Select Market under the ticker symbol “LI.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the Nasdaq Global Select Market.

Quarter Ended	High	Low
	(US$)
First Quarter 2026 (through March 26, 2026)	19.32	15.71
Fourth Quarter 2025	26.33	16.11
Third Quarter 2025	32.03	22.42
Second Quarter 2025	30.55	19.10
First Quarter 2025	33.12	21.55
Fourth Quarter 2024	31.04	21.58
Third Quarter 2024	28.25	17.44
Second Quarter 2024	32.11	17.75
First Quarter 2024	44.95	26.43

On March 26, 2026, the closing price of the ADSs on the Nasdaq Global Select Market was US$17.58 per ADS. As of March 25, 2026, there were 121,011,993 ADSs outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the ADSs before making any decision to exercise the Put Right.

2.7            Redemption. Subject to the provisions of the Indenture, the Company may, at its option, on not less than 30 Scheduled Trading Days’ nor more than 40 Scheduled Trading Days’ prior notice, redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a change in tax law at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture.

2.8            Ranking. The Notes are senior unsecured obligations of the Company, ranking equally in right of payment with all of the Company’s future senior unsecured indebtedness, and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Notes. The Notes are effectively subordinated to all of the Company’s future secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries and consolidated affiliated entities.

3.            Procedures to Be Followed by Holders Electing to Exercise the Put Right. Holders will not be entitled to receive the 2026 Repurchase Price for their Notes unless they elect to exercise the Put Right by delivering their 2026 Repurchase Notice on or before 5:00 p.m., New York City time, on Wednesday, April 29, 2026 and have not withdrawn the 2026 Repurchase Notice prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026. Holders may exercise the Put Right with respect to some or all of their Notes. Any 2026 Repurchase Notice must specify a principal amount of Notes to be purchased by the Company of US$1,000 or an integral multiple thereof. If Holders do not elect to exercise the Put Right, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1            Method of Delivery. The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a 2026 Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Put Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL 2026 Repurchase Notice.

3.2            Agreement to Be Bound by the Terms of the Put Right. By exercising the Put Right with respect to any portion of your Notes, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the 2026 Repurchase Date pursuant to the terms and conditions set forth in this Put Right Notice;

•	you agree to all of the terms of this Put Right Notice;

•	you have received this Put Right Notice and acknowledge that this Put Right Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Put Right Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to the Company all right, title, and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees, and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company for the 2026 Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Put Right Notice;

•	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign, and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment, and transfer of the Notes surrendered;

•	you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026 for which a 2026 Repurchase Notice has been delivered and not withdrawn prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026, will be purchased at the 2026 Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Put Right Notice, and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026; and

•	all authority conferred or agreed to be conferred pursuant to your exercise of the Put Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives.

3.3            Exercise of Put Right; Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Put Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to the deadline set by such nominee to permit such nominee to surrender the Notes by 5:00 p.m., New York City time, on the Expiration Date.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Right with respect to any of your Notes, you must electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Put Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Right, including those set forth above under 3.2 — “Agreement to Be Bound by the Terms of the Put Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Right with respect to such Notes, any such Holder of the Notes must complete and sign a 2026 Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed 2026 Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the 2026 Repurchase Price for such Notes with respect to the Put Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the 2026 Repurchase Date together with all necessary endorsements.

All signatures on a 2026 Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program (each, an “Eligible Institution” ); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a 2026 Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.            Right of Withdrawal. You may withdraw your previous exercise of the Put Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026, which is the second Business Day immediately preceding the 2026 Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on Wednesday, April 29, 2026.

If after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the 2026 Repurchase Notice, which portion must be in principal amounts of US$1,000 or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Wednesday, April 29, 2026.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), Holders are advised that if they timely surrender Notes for purchase under the Put Right, they are also permitted to withdraw such Notes on Friday, May 22, 2026 (New York City time) in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to deposit with the Paying Agent, on or prior to 10:00 a.m., New York City time, on Friday, May 1, 2026, which is the 2026 Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the 2026 Repurchase Price.

You may exercise the Put Right with respect to Notes for which your election to exercise your Put Right had been previously withdrawn, by following the procedures described in Section 3 above. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures by withdrawing before 5:00 p.m., New York City time, on Wednesday, April 29, 2026.

5.            Payment for Surrendered Notes. We deposit with the Paying Agent, on or prior to 10:00 a.m., New York City time, on Friday, May 1, 2026, which is the 2026 Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the 2026 Repurchase Price, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you.

The total amount of consideration required by us to repurchase all of the Notes is US$862,500,000 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).

6.            Notes Acquired. Any Notes repurchased by us pursuant to the Put Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.            Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Put Right Notice, neither the Company nor its directors and executive officers currently has any plans, proposals, or negotiations that would be material to a Holder’s decision to exercise the Put Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the Company’s charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of the Company.

8.            Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Put Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Put Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

9.            Agreements Involving the Company’s Securities. The Company has entered into the following agreement relating to the Notes:

•	the Indenture.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes.

10.            U.S. Federal Income Tax Considerations.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exercise of the Put Right by a U.S. Holder (as defined below) that holds the Notes as “capital assets” (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service (the “Service”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect), which change could affect the tax considerations described below.

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to a U.S. Holder in light of its particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies, and other financial institutions;

•	pension plans;

•	cooperatives;

•	tax-exempt entities (including private foundations);

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons liable for any minimum tax;

•	persons holding the Notes as part of a “straddle,” conversion, constructive sale, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own 10% or more of our equity (by vote or value); or

•	partnerships or other entities or arrangements taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities or arrangements.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, any minimum tax, Medicare contribution tax, and other non-income tax considerations. Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax considerations to such U.S. Holder in light of its particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds, or is a beneficial owner of, the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the Notes, and their partners, are urged to consult their tax advisors regarding the tax considerations generally applicable to such partners of the exercise of the Put Right.

Exercise of the Put Right

Subject to the discussion below under “Market Discount,” a U.S. Holder that receives cash for the Notes on the exercise of the Put Right will generally recognize capital gain or loss equal to the difference between (i) the amount of cash received on the exercise (including PRC taxes withheld, if any) and (ii) such U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in the Notes will generally equal the cost of such Notes, increased by any accrued market discount if such U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by any amortizable bond premium (generally, the excess, if any, of the tax basis of the Notes to such U.S. Holder immediately after the acquisition of such Notes over the principal amount of such Notes payable at maturity) allowed as an offset against interest income with respect to such Notes. Any capital gain or loss recognized by a U.S. Holder will generally be long-term if, on the 2026 Repurchase Date, such U.S. Holder has held such Notes for more than one year and will generally be U.S.-source capital gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law and gain from the exercise of the Put Right is subject to tax in China, such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the Treaty. Individual and other non-corporate U.S. Holders are generally eligible for preferential rates on long-term capital gains. The deductibility of capital losses is subject to limitations.

Market Discount

The Notes will have “market discount” if such Notes’ stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds a U.S. Holder’s tax basis in the Notes immediately after the acquisition of such Notes in a secondary market transaction, unless a statutorily defined de minimis exception applies. Any gain recognized by a U.S. Holder with respect to the Notes acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period such Notes were held by such U.S. Holder, unless such U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount is accrued on a ratable basis, unless a U.S. Holder elected to accrue market discount using a constant-yield method. Gain in excess of accrued market discount will be subject to the capital gains rules described above.

11.            Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be accessed electronically by means of the SEC’s website on the internet at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and accessed electronically at the same places and in the same manner as set forth above.

The Schedule TO to which this Put Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Put Right Notice, we will amend the Schedule TO accordingly.

12.            No Solicitation. The Company has not employed any person to make solicitations or recommendations in connection with the Put Right.

13.            Definitions. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.            Conflicts. In the event of any conflict between this Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, its board of directors, or its executive management is making any recommendation to any Holder as to whether to exercise the Put Right or refrain from exercising the Put Right pursuant to this Put Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

LI AUTO INC.

Annex A

FORM OF 2026 Repurchase Notice

To:	LI AUTO INC.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Li Auto Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is US$1,000 principal amount or an integral multiple thereof) below designated, in accordance with the applicable provisions of the Indenture referred to in this Note, at the Repurchase Price to the registered Holder hereof.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Certificate Number(s): ____________________

Dated:     _____________________

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): US$______,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

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